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Exhibit 21

List of Subsidiaries
Rollins, Inc. & Subsidiaries

Orkin, Inc.	Delaware
Orkin Systems, Inc	Delaware
Dettelbach Pesticide Corporation	Georgia
Orkin International, Inc.	Delaware
PCO Holdings, Inc	Delaware	50%
Orkin S.A de C.V.	Mexico
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc,	Delaware	50%
Rollins Supply, Inc.	Delaware
Rollins Continental, Inc.	New York
Rollins – Western Real Estate Holding LLC	Delaware
Rollins Expansion, Inc.	Delaware
Western Industries North, Inc.	Delaware
Western Industries South, Inc	Delaware
Orkin-IFC Properties LLC	Delaware
IFC Company Holdings, Inc.	Kansas
The Industrial Fumigant Company	Illinois
IFC Properties, LLC	Kansas

PCO Holdings, Inc,	Delaware
Kinro Investments, Inc.	Delaware	75%
615345 NB, Inc.	New Brunswick
Canada Limited Partnership	Ontario	1%
3094488 Nova Scotia Company ULC	Nova Scotia
Kinro Investments, Inc.	Delaware	25%
Canada Limited Partnership	Ontario	99%
PCO Services Corporation	Nova Scotia

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List of Subsidiaries Rollins, Inc. & Subsidiaries